Exhibit 10.4

LOCK-UP AND LIQUIDATED DAMAGES AGREEMENT

THIS LOCK-UP AND LIQUIDATED DAMAGES AGREEMENT (this “Agreement”), dated as of December 23, 2015, to be effective as of the Closing, is made by and among Colony Financial, Inc., a Maryland corporation (“CFI”), Colony Capital, LLC, a Delaware limited liability company (“CC”), CFI RE Masterco LLC, a Delaware limited liability company and wholly-owned subsidiary of CFI (the “OP”), and Thomas J. Barrack, Jr. (“Barrack”). Any capitalized term that is used but not otherwise defined in this Agreement shall have the meaning set forth in the Contribution Agreement (as defined below).

WHEREAS, CFI, CC, Colony Capital Holdings, LLC, a Delaware limited liability company (“CC Holdings”), Colony Capital OP Subsidiary, LLC, a Delaware limited liability company (“NewCo”), CCH Management Partners I, LLC (“CCH”), FHB Holding LLC, a Delaware limited liability company, Richard B. Saltzman and the OP have entered into that certain Contribution and Implementation Agreement, dated as of December 23, 2014 (the “Contribution Agreement”), pursuant to which, among other things, CC Holdings, CC and CCH will contribute to the OP and the OP will acquire from CC Holdings, CC and CCH the membership interests in NewCo held by CC Holdings, CC and CCH (which constitute all of the membership interests of NewCo);

WHEREAS, pursuant to the Contribution Agreement (i) the OP will issue New Units to CC (the “Closing New Units”) equal to the CC Closing Unit Consideration and (ii) the OP may issue additional New Units to CC following the Closing in respect of the Contingent Consideration (if any, the “Contingent Consideration New Units”). For purposes of this Agreement, the Closing New Units and the Contingent Consideration New Units, if any, are referred to as the “Initial CC New Units”); and

WHEREAS, Barrack is the managing member of, and directly or indirectly owns all of the Class A Units of CC Holdings, which is the holder of all of the equity interests of CC, and therefore Barrack has and will continue to have the ability to direct and control actions taken by or on behalf of CC.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	TERMS AND CONDITIONS OF THE CC NEW UNITS.

(a) CC New Units. Prior to the date hereof CCH has issued, and after the date hereof and before the Closing Date, CCH intends to issue, to employees of CC and its Subsidiaries (or investment vehicles established for the benefit of employees of CC and its Subsidiaries) membership interests in CCH and to allocate the economic benefit of a percentage of the Initial CC New Units (not to exceed in the aggregate 31.8% of the Initial CC New Units) (the “Allocated Units”) to such employees and/or investment vehicles. All of the Allocated Units will be subject to lock-up provisions as least as favorable to CFI as the Employee Restrictions (as defined below), which lock up provisions will not lapse on a schedule more quickly than on a ratable basis on each of the first three anniversaries of the Closing Date.

The Allocated Units with respect to membership interests or economic benefits allocated issued after the date hereof will be subject to ratable vesting over at least three years based on continued employment with CFI or CCH and their respective subsidiaries or managed funds or portfolio companies. The Initial CC New Units other than those that are identified as Allocated Units as of the Closing Date, but including such Allocated Units that Barrack subsequently becomes the sole beneficial owner, shall constitute “CC New Units” for purposes of this Agreement. For purposes of clarification, the CC New Units do not include any New Shares received by Saltzman under the Saltzman Share Transfer Agreement or the New Shares retained or sold by CC under the Saltzman Share Transfer Agreement under the Contribution Agreement in respect of payment of tax obligations of Saltzman or the New Units received by Saltzman under the Contribution Agreement.

(a) Fully Vested. The CC New Units shall be fully vested as of the date on which they are issued to CC (as applicable, the “Date of Issuance”).

(b) Rights as Unitholder. Except as otherwise set forth in this Agreement in respect of the “Transfer Restrictions” and the “Liquidated Damages Payment” (each as defined below), CC shall have all the rights of a unitholder with respect to the CC New Units, including the right to receive any distributions paid to or made with respect to the CC New Units.

(c) Legend on Certificates. Any certificates evidencing the Restricted CC New Units (as defined below) shall bear such legends reflecting the Transfer Restrictions as CFI may determine in its sole discretion to be necessary or appropriate; provided, that, in no event shall any such legend be included on any CC New Units once such CC New Units cease to be Restricted CC New Units.

2.	RESTRICTIONS ON TRANSFER OF THE CC NEW UNITS.

(a) Temporary Transfer Restrictions. Except as otherwise expressly permitted by this Agreement, Barrack shall not, and shall cause CC not to, offer, pledge, encumber, hypothecate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly (subject to Section 2(d) below, each, a “Transfer”) any of the CC New Units (the “Transfer Restrictions”). The CC New Units subject to the Transfer Restrictions shall be referred to herein as the “Restricted CC New Units” and shall no longer be Restricted CC New Units from and after the applicable Restriction Lapse Date.

(b) Exceptions to Transfer Restrictions. Notwithstanding anything set forth in Section 2(a) to the contrary:

(i) On each of the first five anniversaries of the Closing Date (each a “Restriction Lapse Date”), the Transfer Restrictions relating to the number of Restricted CC New Units set forth below shall lapse, such that all of the CC New Units shall be free of any and all Transfer Restrictions and shall no longer be Restricted CC New Units as of the fifth anniversary of the Closing Date:

(A) on the first anniversary of the Closing Date, 20% of the remaining Restricted CC New Units;

(B) on the second anniversary of the Closing Date, 25% of the remaining Restricted CC New Units;

(C) on the third anniversary of the Closing Date, 33 1/3% of the remaining Restricted CC New Units;

(D) on the fourth anniversary of the Closing Date, 50% of the remaining Restricted CC New Units;

(E) on the fifth anniversary of the Closing Date, 100% of the remaining Restricted CC New Units.

In addition, the Transfer Restrictions shall be removed from all remaining Restricted CC New Units upon Barrack’s death. No Transfer Restrictions shall be applicable to any Restricted CC New Units or any shares of CFI Common Stock into which such Restricted CC New Units are exchanged from and after the applicable Restriction Lapse Date. For purposes of computing the remaining Restricted CC New Units as of any particular date, (x) Restricted CC New Units subject to Transfers described in clause (1) of Section 2(b)(ii) below shall be deemed to be remaining Restricted CC New Units so long as record ownership remains with CC, and (y) Restricted CC New Units subject to Transfers described in clause (3) and (7) of Section 2(b)(ii) shall be deemed to be remaining Restricted CC New Units until such time (if any) they are the subject of a subsequent Transfer other than as described in clause (3) and (7) of Section 2(b)(ii).

(ii) Barrack, CC and any vehicle through which Barrack or CC then indirectly holds Restricted CC New Units may effectuate any or all of the following Transfers of Restricted CC New Units; provided, that, in the case of Transfers described in clauses (1) through (3) and (7), (A) the applicable transferee agrees in writing to be bound by the restrictions set forth herein and (B) the Transfer Restrictions with respect to the applicable Restricted CC New Units Transferred thereby shall continue to lapse on a ratable basis on each Restriction Lapse Date as if still held by CC; provided, further, that in the case of Transfers described in clause (6), the Transferred New Units are subject to vesting (conditioned on continued employment in good standing) on a ratable basis on each of the first three anniversaries of the Transfer (or later) and such other restrictions as CC and/or CCH may determine, and the applicable transferee agrees in writing to be bound by the restrictions on Transfer provided for in an employee lock-up agreement in a form mutually agreed by CC and CFI prior to the Closing Date, that in any event will lapse on a ratable basis on each of the first three anniversaries of the Closing Date as if such Transfer occurred at such time (the “Employee Restrictions”); and provided, further, that no Restricted CC New Units may be Transferred pursuant to clauses (1), (2), (6), or (9) of this Section 2(b)(ii) if following such Transfer, Barrack would have sole direct or indirect beneficial ownership of a number of New Units less than that number of Eligible New Units that would be included in a Liquidated Damages Payment that became payable as of the date of such Transfer:

(1) the Transfer of Restricted CC New Units in an aggregate amount up to that number which is equal to 50% of the total number of CC New Units issued to CC as collateral for any loan; provided, that, such Transfer is a bona fide pledge of the Restricted CC New Units to a Person that is not an Affiliate of the transferor;

(2) the Transfer of Restricted CC New Units in an aggregate amount up to that number which is equal to 20% of the total number of CC New Units issued to CC as a bona fide gift or gifts;

(3) the Transfer of some or all of the Restricted CC New Units to any trust, partnership, corporation or limited liability company established and held for the direct or indirect benefit of Barrack or his family members (an “Estate Planning Vehicle”), provided that any such Transfer shall not involve a disposition for value other than equity interests in any such trust, partnership, corporation or limited liability company;

(4) the Transfer of some or all of the Restricted CC New Units to CFI to satisfy any indemnification obligations of CC as contemplated by the Contribution Agreement;

(5) the Transfer of some or all of the Restricted CC New Units as required by applicable Law or order;

(6) the Transfer of some of the Restricted CC New Units held as of the Closing Date to CCH Management Partners II, LLC to or for the benefit of past or present members of management or other past or present employees of CFI or CC or their respective Affiliates (other than Saltzman), in each case subject to the Employee Restrictions;

(7) the Transfer of some or all of the Restricted CC New Units to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permitted under this Agreement;

(8) the Transfer of some or all of the Restricted CC New Units as provided for in Section 3 below; and

(9) the Transfer of a number of Restricted CC New Units as is reasonably determined by CC’s accounting firm in good faith to be sufficient to realize an amount of cash on an after-tax basis equal to any and all taxes that apply to the issuance or vesting of the Restricted CC New Units.

(c) Ownership of Restricted CC New Units. Effective as of the Date of Issuance and except for any Transfers permitted by Section 2(b)(ii), CC will hold the Restricted CC New Units, free and clear of all liens, encumbrances, and claims created or caused by Barrack or CC, at all times during the period that the Transfer Restrictions apply to such Restricted CC New Units. Without limiting the foregoing, effective as of the Date of Issuance and except for any Transfers permitted by Section 2(b)(ii), Barrack shall maintain sole direct or indirect beneficial ownership of all Restricted CC New Units, free and clear of all liens, encumbrances, and claims created or caused by Barrack or CC, at all times during the period that the Transfer Restrictions apply to such Restricted CC New Units (it being understood that “beneficial ownership” refers to ownership of all pecuniary and non-pecuniary rights, privileges, liabilities and obligations, and in particular shall not be limited to the meaning of “beneficial ownership” for purposes of Section 13(d) of the Securities Exchange Act of 1934). Without limiting the foregoing, until the fifth anniversary of the Closing Date, Barrack shall maintain sole direct or indirect beneficial ownership, free and clear of all liens, encumbrances, and claims created or caused by Barrack or CC, of a number of New Units equal to or greater than that number of Eligible New Units that would be included in a Liquidated Damages Payment that became payable as of the date of determination.

(d) Transfers of Equity Interests in CC Holdings and its Subsidiaries. For purposes of clarification, the transfer or issuance of equity interests in CC Holdings or any of its subsidiaries (including CC) will not constitute a Transfer of any Restricted CC New Units owned by CC Holdings or any such subsidiaries if following such Transfer Barrack and CC continue to comply with    Section 2(c).

3.	LIQUIDATED DAMAGES.

(a) If Barrack (i) violates or fails to perform his obligations under the Non-Competition Covenant contained in Section 1(i) or 1(ii) of Exhibit A hereto, as modified by the proviso in Section 1 of Exhibit A, or (ii) otherwise violates or fails to perform his obligations under the Non-Competition Covenant in any manner that results in material economic harm to CFI and its Affiliates (taken as a whole), in each case during the “Restricted Period” (as defined in Exhibit A hereto), and fails to cure and cease such violation within 60 days (which shall be extended to 90 days in the case of a violation that is susceptible to cure and such cure is being pursued in good faith by Barrack) after the date on which CFI gives written notice to him of such violation (a “Non-Competition Violation”, and the date of such notice of violation, the “Date of the Non-Competition Violation”), then Barrack shall, or shall cause CC to, promptly remit to the OP a number of Closing New Units (the “Liquidated Damages Payment”), as liquidated damages in respect of such violation and without respect to the damages actually incurred by CFI or its Affiliates as a result of such violation, determined as follows:

(i) If the Date of the Non-Competition Violation occurs on or prior to the first anniversary of the Closing Date, the Eligible New Units;

(ii) If the Date of the Non-Competition Violation occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 80% of the Eligible New Units (rounded to the nearest whole number);

(iii) If the Date of the Non-Competition Violation occurs after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 60% of the Eligible New Units (rounded to the nearest whole number);

(iv) If the Date of the Non-Competition Violation occurs after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 40% of the Eligible New Units (rounded to the nearest whole number);

(v) If the Date of the Non-Competition Violation occurs after the fourth anniversary of the Closing Date but on or prior to the fifth anniversary of the Closing Date, 20% of the Eligible New Units (rounded to the nearest whole number); and

(vi) If the Date of the Non-Competition Violation occurs after the fifth anniversary of the Closing Date, zero Eligible New Units.

For purposes of this Agreement, the term “Eligible New Units” shall equal a number of New Units equal to (i) a fraction, the numerator of which is (A) the CC Consideration and the denominator of which is (B) the sum of the CC Consideration and the Saltzman Consideration, multiplied by (ii) $250,000,000 divided by (ii) the Reference CFI Stock Price. “CC Consideration” means (A) the number of New Units received by CC under the Contribution Agreement plus (B) the difference between (x) the number of OP Common Units received by CC pursuant to Section 3.5(h) minus (y) the Contingent Consideration Saltzman Shares (as defined in the Saltzman Share Transfer Agreement), in each case (A) and (B) multiplied by the Reference CFI Common Stock Price. “Saltzman Consideration” means the sum of (i) (A) the number of New Shares received by Saltzman under the Saltzman Share Transfer Agreement plus (B) the number of Contingent Consideration Saltzman Shares received by Saltzman under the Saltzman Share Transfer Agreement plus (C) the number of New Shares retained or sold by CC under the Saltzman Share Transfer Agreement or CFI under the Contribution Agreement, as applicable, in respect of payment of tax obligations of Saltzman plus (D) the number of New Units received by Saltzman under the Contribution Agreement, in each of case (A), (B), (C) and (D), multiplied by the Reference CFI Common Stock Price plus (ii) any amounts (if any) actually distributed to Saltzman with respect to class C Units in CCH.

(b) If an executive officer or member of the board of directors of CFI (other than Barrack) becomes aware of a Non-Competition Violation and fails to give a written notice of violation to Barrack within 60 days after becoming so aware then CFI shall have no further right to assert a claim or entitlement to the Liquidated Damages Payment with respect to such Non-Competition Violation.

(c) Once the Liquidated Damages Payment as provided for in Section 3(a) above has been paid in full, no further Liquidated Damages Payment shall be payable pursuant to this Agreement.

(d) The Liquidated Damages Payment provided for in Section 3(a) above, shall be CFI’s sole remedy (other than specific performance as provided for in the Restrictive Covenant Agreement by and between Barrack and CFI, effective as of the Closing Date (the “Restrictive Covenant Agreement”)) for breach of the Non-Competition Covenant and Section 3 of the Restrictive Covenant Agreement and the entire economic obligation of Barrack or CC for any such breach.

4.	MISCELLANEOUS PROVISIONS.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed entirely within such state.

(b) Entire Agreement. This Agreement, together with Exhibit A hereto and the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the terms and conditions of the CC New Units, and it cancels and replaces any and all prior understandings, agreements and term sheets between the parties with respect thereto. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

(c) Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to CFI or OP:	Colony Financial, Inc.
2450 Broadway, 6th Floor
Santa Monica, CA 90404 Attention: General Counsel

If to CC or Barrack:	Colony Capital, LLC
2450 Broadway, 6th Floor
Santa Monica, CA 90404 Attention: Director – Legal

With a copy to:	Akin Gump Strauss Hauer & Feld LLP
2029 Century Park East
Suite 2400 Los Angeles, CA 90067-3010
Attention: Hushmand Sohaili

Katzke & Morgenbesser LLP
1345 Avenue of the Americas, 31st Floor
New York, NY 10105
Attention: Michael S. Katzke

or to such other address as is provided by a party to the others from time to time.

(d) Survival. Except as otherwise expressly set forth in this Agreement, the representations, warranties and covenants of Barrack and CC contained in this Agreement will survive any termination of Barrack’s employment with CFI and its Affiliates through and until the expiration of the Restricted Period.

(e) Amendment; Waiver; Termination. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by all of the parties hereto. No waiver by any party hereto at any time of any breach by any other party hereto of compliance with any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the transactions contemplated herein shall terminate automatically without any further action by any party upon the termination of the Contribution Agreement.

(f) Severability. If any term of provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) to the extent permitted by applicable Law, the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(g) Arbitration. Except as otherwise set forth in the Restrictive Covenant Agreement, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Santa Monica, California before a panel of three neutral arbitrators, each of whom shall be selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association. The commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) shall govern any arbitration between the parties, except that the following provisions are included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:

(i) The agreement to arbitrate and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict or choice of law rules;

(ii) The California Arbitration Act shall govern the arbitration, the agreement to arbitrate, and any proceedings to enforce, confirm, modify or vacate the award;

(iii) The arbitrators shall apply California law;

(iv) Any petition or motion to modify or vacate the award shall be filed in a Superior Court in California (the “Court”);

(v) The award shall be written, reasoned, and shall include findings of fact as to all factual issues and conclusions of law as to all legal issues;

(vi) Either party may seek a de novo review by the Court of the conclusions of law included in the award and any petition or motion to enforce, confirm, modify or vacate the award; and

(vii) The arbitration shall be confidential. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators.

(i) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(j) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k) Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same document.

(l) Taxes. Notwithstanding any other provision of this Agreement, no particular Tax result is guaranteed for Barrack or CC with respect to any payment provided hereunder, and Barrack and CC shall be responsible for any Taxes imposed with respect to any such payment.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COLONY FINANCIAL, INC.

By:	/s/ John L. Steffins
Name:	John L. Steffins
Title:	Chairman of the Special Committee

COLONY CAPITAL, LLC

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

CFI RE MASTERCO, LLC

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

THOMAS J. BARRACK, JR.

By:	/s/ Thomas J. Barrack, Jr.
Thomas J. Barrack, Jr.

[Signature Page to Lock-Up and Liquidated Damages Agreement]

Exhibit A

Non-Competition Covenant

WHEREAS, Barrack (i) is a substantial beneficial holder of equity interests in CC and its Affiliates, (ii) has been actively involved in the management of the business of CC and has thereby acquired significant experience, skill, and confidential and proprietary information relating to the business and operation of CC and (iii) in the course of his participation in the business of CC, has also developed on behalf of CC significant goodwill that is now a significant part of the value of CC;

WHEREAS, CFI, on behalf of itself and its Subsidiaries (which, for the avoidance of doubt, on and after the Effective Date include NewCo and its Subsidiaries) (collectively, the “Company”) desires to protect its investment in the assets, businesses and goodwill of CC to be acquired as part of the Contribution and, accordingly, as a material condition to its willingness to enter into the Contribution Agreement and consummate the Contribution, has required that Barrack agree to limit certain activities by Barrack (as contemplated hereby) that would compete with or otherwise harm such assets, businesses or goodwill;

WHEREAS, as part of the consideration and inducement to CFI to enter into the Contribution Agreement and acquire such assets, businesses and goodwill, Barrack is willing to agree to enter into this Non-Competition Covenant and abide by such restrictions; and

WHEREAS, the parties intend this Non-Competition Covenant to be in compliance with California Business and Professions Code Section 16601 (“BPC Section 16601”) to the extent that it is applicable, and further intend for it to be fully enforceable under any applicable Law.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to the Non-Competition Covenant hereby agree as follows:

1. Non-Competition. Barrack shall not, during the Restricted Period, directly or indirectly, in any manner within the Restricted Territory: (i) engage in the Business (other than through the CFI and its Affiliates); (ii) render any services as an employee, officer, director or consultant to any Person (other than the CFI and its Subsidiaries) engaged in the Business; or (iii) make an investment in a Person engaged in the Business as a partner, shareholder, principal, member or other owner of equity interests (or securities convertible into or exercisable for, equity interests); provided, however, nothing contained in this Agreement shall restrict Barrack from (x) engaging in any activity that he determines in good faith is in furtherance of the interests of CFI and its Subsidiaries in the performance of his duties for CFI and its Subsidiaries and/or (y) engaging in any Permitted Activity.

2. Permitted Activities. Notwithstanding anything set forth herein to the contrary, nothing contained herein shall prohibit Barrack from:

(a) engaging in the Personal Activities (as defined in the Employment Agreement);

(b) engaging in or seeking to engage in any “Applicable Opportunity” (as defined in and determined in accordance with Schedule 1 to Exhibit A hereto); provided that (x) engaging in or seeking to engage in any such Applicable Opportunity shall not cause Barrack to be in violation of any provision in the Employment Agreement (including without limitation Section 2(b)), and (y) with respect to any Applicable Opportunity, any follow-on investment or investments made to refinance the Applicable Opportunity will be required to be submitted to the Conflicts Committee if the business of the Limited Applicable Opportunity has expanded to include additional lines of business within the Business or additional jurisdictions within the Restricted Territories than that which was originally described in the initial submission to the Conflicts Committee;

(c) owning, directly or indirectly, solely as an investment, securities of any such Person which are traded on any national securities exchange or NASDAQ if Barrack (A) is not a controlling person of, or a member of a group which controls, such Person; and (B) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person;

(d) managing any capital accounts, or exercising any of the rights and obligations of the general partner, of the upper-tier general partners with respect to the Subject Funds, or any CC Retained Assets or CC Retained Liabilities of CC Parties following the Effective Date;

(e) taking any actions with respect to (x) investments made (or legally committed to be made) on or prior to the date hereof (including investments in Colony AH Member LLC and its subsidiaries, SONIFI Solutions, Inc., and Miramax FilmsLH-COL Participants, LLC or any other Affiliate of CC that is organized to acquire or invest in Lending Home Corporation and FYH-Bar Holdings, LLC or any other Affiliate of CC that holds an investment in Adaptive Studios) or (y) follow-on investments to the investments described in clause (x) that are not real estate-related or the sourcing of investments for the investments described in clause (x) that are not real estate-related or (z) investments made to refinance or restructure the investments described in clauses (x) and (y) that are not real estate-related;

(f) making passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (provided that such funds or accounts do not have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in real estate-related debt and equity investments);

(g) making any passive investment (or group of related passive investments) of less than $20 million in private equity funds, mutual funds, hedge funds and other managed accounts that have a primary investment strategy, as set forth in the applicable fund’s or account’s published statement of its primary investment strategy, of investments in real estate-related debt and equity investments;

(h) making investments in private companies that are (x) not engaged in the real estate or hospitality industries, (y) do not predominantly make investments in real estate-related debt and equity instruments and (z) do not make investments similar to those made by CFI and the OP equal to the lesser of (x) 5% of the outstanding equity securities of such private company and (y) $30 million per company or group of affiliated companies operating as part of one business; or

(i) providing services to an entity engaged in the Business if Barrack’s services are solely limited to a unit, division, or subsidiary of such entity which does not engage in the Business and Barrack does not provide services directly or indirectly to, or with respect to, the Business.

3. Defined Terms. For purposes of this Exhibit A, the following terms have the respective meanings set forth below:

(a) “Business” means (x) the business of acquiring, originating and managing real estate-related debt and equity investments; provided, that, for purposes of clarification, the Business shall not include debt or equity investments in operating companies primarily engaged in businesses outside of the real estate or hospitality industries even though such businesses may own or lease real property and (y) any alternative asset management business (other than CC) in which more than 25% of the total capital committed is third party capital from passive investors (which term shall exclude natural persons who are partners or employees of the business and are actively engaged in the management of the business) that advises, manages or invests the assets of funds or related investment vehicles or separate accounts.

(b) “Employment Agreement” means the Employment Agreement by and between Barrack and CFI, dated as of December 23, 2014.

(c) “Person” means any individual, company, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(d) “Restricted Period” means the period commencing on the Effective Date and ending on the first anniversary of the termination of Barrack’s employment with the Company; provided that the Restricted Period shall immediately cease if such termination of employment is either by the Company without Cause (including due to Non-Renewal by the Company) or by Barrack for Good Reason (in each case, such capitalized term used herein as defined in the Employment Agreement).

(e) “Restricted Territory” means (i) any of Austria, Belgium, China, Czech Republic, Denmark, England, Finland, France, Germany, Hungary, Ireland, Italy, Japan, Monaco, Netherlands, Norway, Poland, Portugal, Scotland, South Korea, Spain, Sweden, Switzerland, the United States, (ii) any state in the United States and/or other country listed in clause (i), and (iii) any other jurisdiction in which the Company or its subsidiaries engages in Business in any material respect.

4. Reasonableness and Enforceability of Covenants.

(a) The recitals to this Non-Competition Covenant are incorporated herein by this reference. The parties hereto acknowledge and agree with such recitals, and further agree that the value of the consideration paid by CFI in connection with the Contribution is substantial and that preservation of the confidential and proprietary information, goodwill, stable workforce, and client and customer relations of the Company is a material part of the consideration being provided in connection with the Contribution.

(b) The parties expressly agree that the character, duration and geographical scope of this Non-Competition Covenant are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Barrack’s material economic interest in the Contribution, Barrack’s importance within the business to be contributed in the Contribution, and Barrack’s position of confidence and trust as a stockholder of CFI.

(c) Barrack acknowledges that, (i) in connection with the Contribution, the Company will be vested with the goodwill of, and will directly or indirectly carry on, the business of CC; (ii) the restrictive covenants and the other agreements referenced herein (collectively, the “Restrictive Covenants”) are an essential part of this Non-Competition Covenant and the Agreement, and the contemplated Contribution; (iii) the contemplated Contribution is designed and intended to qualify as a sale (or other disposition) by Barrack within the meaning of BPC Section 16601 and (iv) the covenants contained in this Non-Competition Covenant and the Agreement are intended to be and would be enforceable under BPC Section 16601. Barrack and the Company agree not to challenge the enforceability of the covenants (and the limitations and qualifications included as part thereof) contained in this Non-Competition Covenant and the Agreement.

(d) Barrack agrees to be bound by the Restrictive Covenants and the other agreements referenced in the Agreement to the maximum extent permitted by Law, it being the intent and spirit of the parties that the Restrictive Covenants and the other agreements referenced herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of, and limitations and qualifications included in, this Non-Competition Covenant and the Agreement.

5. Acknowledgements. Barrack acknowledges that (i) his work for the Company will continue to give him access to the confidential affairs and proprietary information of the Company; (ii) the agreements and covenants of Barrack contained in this Non-Competition Agreement are essential to the business and goodwill of the Company; and (iii) CFI would not have entered into the Contribution Agreement or the Employment Agreement but for the covenants and agreements set forth herein.

[Schedule 1 to Exhibit A follows on next page]

Schedule 1 to Exhibit A

Applicable Opportunity

If Barrack seeks to pursue any investment or other opportunity that would otherwise be prohibited by this Agreement, then the determination of whether such investment or opportunity is an “Applicable Opportunity” shall be made as follows:

(a) Barrack shall submit (along with all material documentation provided to Barrack or otherwise then in Barrack’s possession with respect to such Applicable Opportunity) in advance of him taking any action to engage in such Applicable Opportunity to a committee of the Board comprised of independent directors and established for the purpose of making the determinations set forth in this Schedule 1 to Exhibit A (the “Conflicts Committee”).

(b) Within 10 Business Days after the date on which the investment or opportunity is submitted by Barrack, the Conflicts Committee shall consider such investment or opportunity.

(c) Within 20 Business Days after the date on which the investment or opportunity is submitted by Barrack, the Conflicts Committee shall determine that the investment or opportunity either:

(x) is outside the scope of the Business or is a Permitted Activity, and so communicates such determination to Barrack in writing, in which case such investment or opportunity shall be an Applicable Opportunity;

(y) is within the scope of the Business and is not a Permitted Activity, but is not within the scope of the then-current business strategy of CFI and its Subsidiaries, in which case such investment or opportunity shall be an Applicable Opportunity; or

(z) is within the scope of Business, is not a Permitted Activity, and is within the scope of the then-current business strategy of CFI and its subsidiaries, in which case such investment or opportunity shall not be an Applicable Opportunity unless the Conflicts Committee determines that Barrack may nevertheless engage or seek to engage in such investment or opportunity in his personal capacity and so communicates that determination in writing to Barrack (for the avoidance of doubt, unless the Conflicts Committee communicates such determination to Barrack in writing, such investment or opportunity shall not be a Permitted Activity);

provided that if Barrack does not receive notice from the Conflicts Committee within 20 Business Days following the date on which the investment or opportunity is submitted by Barrack, then such investment or opportunity shall be an Applicable Opportunity. Once an investment or opportunity has been determined to be an Applicable Opportunity in accordance with this Schedule 1 to Exhibit A, CFI following such time shall have no recourse to prevent Barrack from engaging in such Applicable Opportunity or to take the position that engaging in such Applicable Opportunity is a violation of this Agreement, the Restrictive Covenant Agreement or any agreement with respect to Fund Incentives (as defined in the Employment Agreement).

[END OF AGREEMENT]